Exhibit 99.1
IDM Pharma Presents Interim Phase II Data from EP-2101 Lung
Cancer Vaccine Clinical Trial
- EP-2101 well tolerated with signs of survival benefit -
IRVINE, Calif. – (BUSINESS WIRE) – June 4, 2007 – IDM Pharma, Inc. (Nasdaq: IDMI) today announced that interim data from the Phase II study of EP-2101 showed the vaccine was well tolerated and suggested a survival benefit in patients with non-small cell lung cancer (NSCLC) who were vaccinated with EP-2101 compared to concurrent non-vaccinated patients. In addition, generation of a robust immune response was also demonstrated. The data were presented at the 2007 American Society of Clinical Oncology (ASCO) 43rd annual meeting in Chicago.
“We are encouraged by the favorable trend that suggests a survival benefit in those patients who received the vaccine compared to those who did not,” said Dr. John Nemunaitis, Executive Director of the Mary Crowley Medical Research Center. “We believe this survival data, along with the positive safety profile and immunological data, support further clinical evaluation of EP-2101 in a randomized trial to confirm this benefit.”
Trial Design and Results
The open label, non-randomized trial with one year follow-up for survival is designed to assess overall survival at one year and vaccine safety, with vaccine immunogenicity as a secondary endpoint, in HLA-A2 positive patients with stage IIIb, IV or recurrent non-small cell lung cancer. Sixty-eight patients were enrolled in the trial (sixty-three treated) with the last patient enrolled in March 2006.
The interim analysis was conducted to assess the effect of EP-2101 on overall patient survival in HLA-A2 positive stage IIIb, IV or recurrent NSCLC patients. Patients were also required to have tumor volume less than 125 cm2 with no limits on prior chemotherapy.
One-year survival in patients treated with EP-2101 was 60%, compared to 49% in a group of patients who were HLA-A2 negative but otherwise comparable (concurrent controls). Median survival for patients treated with EP-2101 was 583 days compared to 361 days for patients in the control group. Ninety-one percent of patients treated with EP-2101, who were tested for immune response, had a measurable response to at least one of the epitopes included in the vaccine with 64% responding to at least three of the epitopes.

“This is a novel approach to treating lung cancer patients and these positive interim results are reassuring as we continue to develop this treatment,” said Timothy P. Walbert, President and Chief Executive Officer, IDM Pharma. “We plan to use this trial in determining an appropriate clinical pathway for EP-2101 as both a single-agent and in combination with other immune modulating therapies.”
About EP-2101
The EP-2101 cancer vaccine candidate used in this trial includes nine CTL epitopes from four tumor associated antigens (TAA) including two proprietary native epitopes and seven modified, or analog, epitopes. Tolerance to TAA, which is a failure of the immune system to recognize the cancer as diseased tissue, is broken by using these analog epitopes which enhance the potency of the T cell response. The phase II EP-2101 study has been ongoing since late 2004.
About Lung Cancer
Lung cancer continues to be a major health problem with a very high mortality rate and represents the leading cause of cancer death in the United States. According to the American Cancer Society, approximately 213,380 new lung cancer cases will be diagnosed in the United States in 2007, and an estimated 160,390 patients will die from lung cancer. The American Cancer Society also estimates that non-small cell lung cancer, or NSCLC, represents 87% of all lung cancers.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM’s lead product candidate, JUNOVAN™ (mifamurtide for injection), known as MEPACT in Europe, is part of a new family of immunotherapeutic agents designed to destroy residual cancer cells by activating the body’s natural defenses. IDM’s applications requesting marketing approval of JUNOVAN for use in the treatment of newly diagnosed resectable high-grade osteosarcoma patients in combination with multiple agent chemotherapy are under review by the U.S. Food and Drug Administration, or FDA, in the United States and by the European Medicines Agency, or EMEA, in Europe. IDM is jointly developing UVIDEM, a cell-based vaccine product candidate in Phase II clinical trials for the treatment of melanoma, with sanofi-aventis. EP-2101 is currently being tested in non-small cell lung cancer (NSCLC) patients in a Phase II clinical trial and is composed of multiple tumor-specific CTL epitopes selected from tumor-associated antigens.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes and the presentation described in this press release will include forward-looking statements that reflect management’s current views of future events including statements regarding the phase II EP-2101 study, the support that the survival data and positive safety profile and immunological data from the phase II EP-2101 provides for further clinical evaluation of EP-2101, and the potential for EP-2101 as a treatment for non-small cell lung cancer, and review of the submissions for marketing approval of JUNOVAN by the FDA and the EMEA. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of JUNOVAN, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for JUNOVAN, although the FDA is not bound by the decision of any advisory panel, the possible negative impact that the opinion of the

FDA’s Oncologic Drug Advisory Committee that the results of the Company’s Phase III trial do not provide substantial evidence of effectiveness of JUNOVAN in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy would have upon the determination by the FDA whether to approve the marketing application for JUNOVAN, which would have a material and adverse affect on IDM’s business, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for their assessment of JUNOVAN, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve JUNOVAN within the time frame expected by the Company or at all, and whether the Company will be able to manufacture JUNOVAN even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.